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Exhibit 15.1

September 27, 2004

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 19, 2004, except Note 14 as to which the date is May 7, 2004, and July 23, 2004, except Note 16 as to which the date is August 3, 2004, on our review of interim financial information of WellPoint Health Networks Inc. (the "Company") as of and for the three month periods ended March 31, 2004 and 2003 and as of and for the three and six month periods ended June 30, 2004 and 2003 are included in the Company's quarterly reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004, respectively, and are incorporated by reference in its Registration Statement on Form S-8.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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  Exhibit 15.1